UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Bionano Genomics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

BIONANO GENOMICS, INC.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
On August 3, 2020, Bionano Genomics, Inc. (the “Company”), commenced mailing to its stockholders of record as of July 27, 2020 (the “Record Date Stockholders”) a Definitive Proxy Statement (the “Proxy Statement”) for its Special Meeting of Stockholders to be held on August 31, 2020 at 10:00 a.m. Pacific Time. A copy of the Proxy Statement was filed with the Securities and Exchange Commission on August 3, 2020. Together with the distribution of the Proxy Statement, the Company mailed a letter to the Record Date Stockholders related to Proposal 1 as described in the Proxy Statement. A copy of the letter is set forth below.
THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

August 3, 2020
Dear Fellow Stockholder,
I write to you today with gratitude for your support of Bionano Genomics and our critical mission to improve lives by making the Saphyr system and Bionano data cornerstones of genome analysis. The purpose of this letter is to outline the reasons for you to support and vote “FOR” Proposal 1 contained in the Definitive Proxy Statement for our Special Meeting of Stockholders to be held on August 31, 2020 at 10:00 a.m. Pacific Time.
As you may recall, we had proposed certain amendments to Bionano’s Amended and Restated Certificate of Incorporation in connection with the Annual Meeting of Stockholders held on June 30, 2020. This proposal was designed to accomplish two tasks: (1) authorize the board of directors to effect a reverse stock split with ratios in the range of 1-for-10 to 1-for-20; and (2) double the number of Bionano’s authorized shares of common stock by reducing authorized shares at a ratio of 1-for-2 in proportion to the selected reverse stock split ratio. The purpose of the reverse stock split component of the proposal was to enable Bionano to regain compliance with certain listing requirements of the Nasdaq Capital Market.
After speaking with many stockholders, I developed an understanding that the reverse stock split was something they did not support. This proposal did not pass, and a reverse stock split is not something we are seeking to implement at the current time. I am thankful to all of you who took the time to express your views. It was incredibly helpful to hear what you had to say.
By not approving the reverse stock split component of this proposal, however, the related increase in authorized shares did not pass because the two concepts were joined together in the same proposal. While the reverse stock split is not something we needed urgently, the increase in authorized shares is critical.
At the current level of authorized shares, we are unable to confidently take the necessary steps to move the company forward in key strategic and financial areas. We believe the increase will enable us to, among other things, execute future potential equity financings, recruit and retain exceptional talent, and pursue potential strategic transactions.
Therefore, I would like to ask that you please support Proposal 1 as described in the Proxy Statement, which is for an increase in authorized shares without any reverse split component. We believe that doing so will give Bionano a much better chance of succeeding in its core mission.
Thank you for your attention.
Sincerely,
/s/ Erik Holmlin
Erik Holmlin
President and CEO
Bionano Genomics, Inc.